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Exhibit 10.32

AMENDMENT
TO
AGREEMENT FOR INVENTORY FINANCING

        This Amendment ("Amendment") to the Agreement for Inventory Financing is made as of November 21, 2002 by and between En Pointe Technologies Sales, Inc., duly organized under the laws of the State of Delaware ("Customer") and IBM Credit Corporation, a Delaware corporation ("IBM Credit").

RECITALS:

        A.    Customer and IBM Credit have entered into that certain Agreement for Inventory Financing ("AIF") dated as of December 28, 2001(as amended, supplemented or otherwise modified from time to time, the "Agreement");

        B.    Customer has requested and IBM Credit agrees to (i) extend the Termination Date of the Agreement and (ii) revise financial covenants;

        C.    IBM Credit desires and Customer agrees to ensure that Customer's inventory on hand financed by IBM Credit shall not exceed Three Million Dollars ($3,000,000), in which event Customer will be placed on credit hold;

AGREEMENT

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and IBM Credit hereby agree as follows:

        Section 1.    Definitions.    All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

        Section 2.    Amendment to Attachment A.    Attachment A to the Agreement is hereby amended by deleting such Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A. The changes contained in the new Attachment A include, without limitation, the following:

          (a)  Section II.B)(i), is hereby amended by inserting the following at the end of the section:

        "Notwithstanding the foregoing, Product Advances will not be granted if Customer's inventory on hand that is financed by IBM Credit exceeds Three Million Dollars ($3,000,000), as reflected in the daily Inventory Report described in Section 7.1(K) of the AIF. Customer shall be placed on credit hold and be given ten (10) days to cure, after which time Customer shall be in default."

          (b)  Customer shall be required to maintain the following financial percentage(s), ratio(s) and amount(s) as of the last day of the fiscal period under review by IBM Credit:

    (i)
    Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Covenant Amount (Old)	Applicable Covenant Amount (New)	Applicable Period
$0	$(3,800,000)	For the 12 month period ending September 30, 2002
$300,000	$(2,250,000)	For the 12 month period ending December 31, 2002
$700,000	$(1,500,000)	For the 12 month period ending March 31, 2003
$1,200,000	$1,200,000	For the 12 month period ending June 30, 2003
$1,700,000	$2,500,000	For the 12 month period ending September 30, 2003
$2,000,000	$2,500,000	For the 12 month period ending each fiscal quarter and thereafter
    (ii)
    Tangible Net Worth. Tangible Net Worth of at least $17,000,000 for each fiscal quarter-end.

    (iii)
    Capital Expenditures. Capital expenditures shall not exceed $1,200,000 in any fiscal year.

        Section 3.    Amendment to Agreement.    The Agreement is hereby amended as follows:

          (1)  The definition of "Termination Date" in Section 1.1 of the Agreement is hereby amended by deleting it in its entirety and substituting, in lieu thereof, the following definition:

            "Termination Date": shall mean December 28, 2003 or such other date as IBM Credit and the Customer may agree to from time to time.""

          (2)  Section 9.1. of the Agreement is hereby amended by inserting the following new Subsection immediately following Subsection (R):

            "(S) In the event Customer's on hand inventory that is financed by IBM Credit exceeds Three Million Dollars ($3,000,000), as reflected in the daily Inventory Report described in Section 7.1(K) herein, Customer shall be placed on credit hold and be given ten (10) days to cure, after which time Customer shall be in default"

        Section 4.    Conditions to Effectiveness.    The conditions set forth in Section 2 and Section 3 hereof shall become effective upon the receipt by IBM Credit of this Amendment executed by Customer on or prior to November 25, 2002.

        Section 5.    Representations and Warranties.    Customer makes to IBM Credit the following representations and warranties all of which are material and are made to induce IBM Credit to enter into this Amendment.

        Section 5.1    Accuracy and Completeness of Warranties and Representations.    All representations made by Customer in the Agreement were true and accurate and complete in every material respect as of the date made, and, as amended by this Amendment, all representations made by Customer in the Agreement are true, accurate and complete in every material respect as of the date hereof, and do not fail to disclose any material fact necessary to make representations not misleading.

        Section 5.2    Violation of Other Agreements.    The execution and delivery of this Amendment and the performance and observance of the covenants to be performed and observed hereunder do not violate or cause Customer not to be in compliance with the terms of any material agreement to which Customer is a party.

        Section 5.3    Litigation.    Except as has been disclosed by Customer to IBM Credit in writing, there is no litigation, proceeding, investigation or labor dispute pending or, to the best of the Customer's knowledge, threatened against Customer, which, if adversely determined, would materially adversely affect Customer's ability to perform Customer's obligations under the Agreement and the other documents, instruments and agreements executed in connection therewith or pursuant hereto.

        Section 5.4    Enforceability of Amendment.    This Amendment and all of the other documents executed and delivered by the Customer in connection herewith are the legal, valid and binding obligations of Customer, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or the general equitable principles relating thereto.

        Section 6.    Ratification of Agreement.    Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Customer hereby ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of Customer, and is not subject to any claims, offsets or defenses.

        Section 7.    Governing Law.    This Amendment shall be governed by and interpreted in accordance with the laws which govern the Agreement.

        Section 8.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

        IN WITNESS WHEREOF, this Amendment has been executed by duly authorized officers of the undersigned as of the day and year first above written.

En Pointe Technologies Sales, Inc.	IBM Credit Corporation
By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

ATTEST:	ATTEST:

Print Name:	Print Name:

ATTACHMENT A ("AIF ATTACHMENT A") TO
AGREEMENT FOR INVENTORY FINANCING ("AIF AGREEMENT")
DATED DECEMBER 28, 2001

EFFECTIVE DATE OF THIS ATTACHMENT A: November 21, 2002

        SECTION I.    CUSTOMER:

          CUSTOMER: En Pointe Technologies Sales, Inc.

          Customer's Organization No. (assigned by State of Organization): DE 2772959

        SECTION II.    Fees, Rates and Repayment Terms:

  A)
  Credit Line: Twenty Million Dollars ($20,000,00.00);

  B)
  Borrowing Base:

            (i)    100% of the Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, so long as (i) IBM Credit has a first priority security interest in such Products; (ii) such Products are in new and unopened boxes, and (iii) the invoice date reflecting the sale of such Products by Authorized Supplier is not greater than one hundred eighty (180) days prior to the date of determination. The value to be assigned to such inventory shall be based upon the Authorized Supplier's invoice price to Customer for Products net of all applicable price reduction credits. Notwithstanding the foregoing, Product Advances will not be granted if Customer's inventory on hand that is financed by IBM Credit exceeds Three Million Dollars ($3,000,000) as reflected in the daily Inventory Report described in Section 7.1(K) of the AIF. Customer shall be placed on credit hold and be given ten (10) days to cure, after which time Customer will be in default.

  C)
  Collateral Insurance Amount: Twelve Million Dollars ($12,000,000.00)

  D)
  Delinquency Fee Rate: Prime Rate plus 6.500%

  E)
  Free Financing Period Exclusion Fee: For each Product Advance made by IBM Credit pursuant to Customer's financing plan where there is no Free Financing Period associated with such Product Advance there will be a fee equal to the Free Financing Period Exclusion Fee. For a 30 day payment plan when Prime Rate is 8% the Free Financing Period Exclusion Fee is 1.08% of the invoice amount.

        This fee will vary by .0125% with each .25% change in Prime Rate (e.g. Prime Rate of 7.25%, the charge is 1.0425% of the invoice amount). The fee accrues as of the Date of Note and is payable as stated in the billing Statement.

  F)
  Other Charges:

(i)	Application Processing Fee:	None.
(ii)	Monthly Service Fee:	$1,000.00
(iii)	Closing Fee:	None.
(iv)	Commitment Fee:	None.

        SECTION III.    Financial Covenants:    Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

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          "EBITDA" means, with respect to any fiscal period, the consolidated net earnings (or loss) of Parent and its Subsidiaries, minusextraordinary gains, plus interest expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP.

          "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

          "Tangible Net Worth" means, as of any date of determination, the result of (a) Customer's total stockholder's equity, minus(b) the sum of (i) all Intangible Assets of Customer, (ii) all of Customer's prepaid expenses, and (iii) all amounts due to Customer from Affiliates.

        Customer will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review by IBM Credit:

          (i)    Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period
$(3,800,000)	For the 12 month period ending September 30, 2002
$(2,250,000)	For the 12 month period ending December 31, 2002
$(1,500,000)	For the 12 month period ending March 31, 2003
$1,200,000	For the 12 month period ending June 30, 2003
$2,500,000	For the 12 month period ending September 30, 2003
$2,500,000	For the 12 month period ending each fiscal quarter and thereafter

          (ii)  Tangible Net Worth. Tangible Net Worth of at least $17,000,000 for each fiscal quarter-end.

          (iii)  Capital Expenditures. Capital expenditures shall not exceeed $1,200,000 in any fiscal year.

        SECTION IV.    Additional Conditions Precedent Pursuant to Section 5.1 (J) of the Agreement:

  •
  Collateralized guaranties from each of En Point Technologies, Inc. and En Pointe Technologies Ventures, Inc.;

  •
  Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit in any assets that IBM Credit relies on to satisfy Customer's obligations to IBM Credit;

  •
  A Compliance Certificate as to Customer's compliance with the financial covenants set forth in Attachment A as of the last fiscal month of Customer for which financial statements have been published;

  •
  Termination or release of Uniform Commercial Code filing by another creditor as required by IBM Credit;

  •
  A copy of an all-risk insurance certificate pursuant to Section 7.8 (B) of the Agreement.

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Exhibit 10.32
AMENDMENT TO AGREEMENT FOR INVENTORY FINANCING
RECITALS
AGREEMENT
ATTACHMENT A ("AIF ATTACHMENT A") TO AGREEMENT FOR INVENTORY FINANCING ("AIF AGREEMENT") DATED DECEMBER 28, 2001